Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 30, 2021, except for the matter added and described in Note 1, as to which the date is October 4, 2021, which includes an explanatory paragraph as to HeartBeam, Inc.’s ability to continue as going concern, with respect to our audits of the financial statements of the Company as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

November 1, 2021